Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-146557 and No. 333-135485) on Form S-3 of GeoPetro Resources Company of our report dated March 31, 2010, relating to our audits of the consolidated financial statements which appears in this Annual Report on Form 10-K of GeoPetro Resources Company for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas

March 31, 2010